JOINT VENTURE AGREEMENT

This joint venture agreement (this "Agreement"), in entered into as of April 30, 2012, by and between LifeTech Industries, Inc., a Nevada corporation, and its assignees ("LifeTech"), and Leadwill Corporation, a corporation validly existing under the laws of Japan ("Leadwill").

BACKGROUND

A. WHEREAS, LifeTech is in the business of, among other things, distributing consumer and commercial products worldwide;

B. WHEREAS, Leadwill is in the business of, among other things, designing, manufacturing and distributing atmospheric water generators ("AWG");

C. WHEREAS, Leadwill and LifeTech desire to enter into a joint venture under which LifeTech will distribute Leadwill's AWG products and technology worldwide (subject to certain restrictions set forth herein) and will provide or assist in providing capital investment to Leadwill, and Leadwill and LifeTech will each receive certain equity ownership shares of the other, as set forth and subject to the terms and conditions set forth herein (collectively, the "Joint Venture");

D. WHEREAS, until such time as all related Joint Venture agreements, documents and instruments (including without limitation the stock purchase agreements, technology license agreement, distributorship agreement, etc.) are executed by both parties, the parties wish to enter into this binding Agreement to set forth all principal terms and conditions of the Joint Venture.

AGREEMENT

1. RECITALS. Paragraphs A through D above are hereby approved and accepted by the parties and incorporated into this Agreement.

2. CONTRIBUTIONS OF THE PARTIES. The parties have reached agreement as to the contributions each party shall provide the other in relation to the Joint Venture, as follows:

(a) Corporation Name Change/Entity Spinoff; Equity; Board of Directors:

(i) Upon execution of this Agreement, Leadwill agrees to: (A) file all necessary "doing business as" ("d/b/a") documents in Japan so that Leadwill shall be d/b/a "LifeTech Japan," (B) change its corporate name from "Leadwill Corporation" to "LifeTech Japan," or (C) transfer or "spinoff" all and not less than all of its AWG business including without limitation the Leadwill Products and the Leadwill Technology (as defined below) into a new, separate corporate entity in Japan, to be called "LifeTech Japan". The courses of action set forth in (A), (B) and (C) above shall be determined as

LifeTech and Leadwill shall mutually agree in writing. In the event that (C) above is chosen by LifeTech and Leadwill, the parties acknowledge and agree that all of LifeTech's rights set forth herein shall apply equally to such new, separate corporate entity;

(ii) LifeTech shall receive twenty percent (20%) of one hundred percent (100%) of all voting shares in Leadwill, subject to non-dilution controls;

(iii) Leadwill shall receive ten percent (10%) of one hundred percent (100%) of all voting shares in LifeTech;

(iv) LifeTech shall appoint and retain the right to appoint one (1) board member to Leadwill's board of directors;

(v) Leadwill shall appoint and retain the right to appoint one (1) board member to LifeTech's board of directors.

(b) Distributorship; Technology License: For the duration of the Joint Venture:

(i) Leadwill shall appoint LifeTech as its exclusive distributor and marketing partner of all of Leadwill's current and future AWG products and technology (the "Leadwill Products"), worldwide, excluding Japan (the "Distribution Territory");

(ii) LifeTech shall receive each and all of the Leadwill's Products at the price of twelve percent (12%) above Leadwill's wholesales cost for all such Leadwill Products;

(iii) Leadwill shall grant LifeTech the exclusive right to assign, sublicense or otherwise subcontract LifeTech's distribution and marketing rights in the Leadwill Products to third parties in the Distribution Territory;

(iv) Leadwill shall grant LifeTech an exclusive license to any and all of Leadwill's patents, trademarks and all other intellectual property related to the Leadwill Products and related technology (the "Leadwill Technology"), as well as the exclusive right to assign, sublicense or otherwise transfer such rights in the Leadwill Technology to third parties in the Distribution Territory; and

(v) Leadwill shall receive ten percent (10%) of LifeTech's net profits generated from its distribution of the Leadwill Technology in the Distribution Territory, less LifeTech's related costs and expenses;

(c) Financing: As the parties have discussed prior to the date of this Agreement, LifeTech shall continue to use its reasonable commercial efforts to source financing for Leadwill, and as a result of these efforts of LifeTech, Leadwill shall, as currently

anticipated as of the date of this Agreement, receive from LifeTech or third parties financing as LifeTech determines in its sole discretion.

(d) Product Marketing and Branding; Distribution Controls in Japan:

(i) LifeTech shall have the right to brand, rebrand, package, repackage and otherwise design and redesign the Leadwill Product's and the Leadwill Technology's marketing, advertising and promotional materials in relation to LifeTech's rights granted hereunder, provided however that LifeTech shall not brand, rebrand, package, repackage and otherwise design and redesign any such marketing, advertising and promotional materials in any way that would reasonably be considered to demean or diminish Leadwill's established reputation or goodwill.

(ii) Leadwill covenants and agrees that it shall not sell or otherwise distribute in any way (nor authorize any third party to so sell or otherwise distribute in any way) any of the Leadwill Products or the Leadwill Technology to any third party in Japan who sells or otherwise distributes, or may sell or otherwise distribute, directly or via any third party, any of the Leadwill Products and/or the Leadwill Technology outside of Japan. Further, Leadwill covenants and agrees that neither Leadwill nor any entity controlled in whole or in part by Leadwill shall conduct any business operation designed or tending to compete directly or indirectly with the Joint Venture and/or LifeTech's rights set forth herein.

(e) Intellectual Property Protection in Distribution Territory: If Leadwill has not applied for and been granted patent protection, as well as any other relevant intellectual property protections, in a given country or territory of the Distribution Territory in relation to the Leadwill Products and/or the Leadwill Technology, and LifeTech desires to do business as permitted under the Joint Venture in such country or territory, then LifeTech shall seek and apply for (where appropriate) patent protection (or equivalent, if any) in such country or territory, on behalf of Leadwill and in the name of Leadwill or its designated inventor(s). Leadwill or its designated inventor(s) shall be the sole and exclusive owner of such rights in perpetuity (subject to any limitations of applicable law in the given country or territory), provided that:

(i) Leadwill shall grant to LifeTech an exclusive license to utilize each such patent (or equivalent protection) in conjunction with LifeTech's rights under the Joint Venture, for the duration of the Term (as defined below), and

(ii) Leadwill shall reimburse LifeTech for all of its related costs and expenses.

3. TERM; TERMINATION.

(a) The term of this Agreement shall commence on the date hereof and expire ten (10) years later, provided that this Agreement shall automatically renew in ten (10) year increments, unless LifeTech and Leadwill mutually agree in writing not later than ninety (90) days before the termination of the term that they do not wish to renew the term (the original term and any extension of the term, the "Term").

(b) This Agreement and the Term shall terminate upon the following conditions:

(i) LifeTech and Leadwill mutually agree in writing to terminate this Agreement for any reason; or

(ii) If one party is in material breach of any provision of this Agreement or any other agreement between the parties, then the non-breaching party, in addition to all other rights and remedies available to it hereunder or otherwise at law or in equity, may terminate this Agreement by giving written notice of such breach. If such breach is not curable, such termination shall be effective upon the giving of notice. If such breach is curable, such termination shall be effective ten (10) business days after the giving of notice. If the breaching party cures such breach to the non-breaching party's reasonable satisfaction within the period provided, the non-breaching party's notice shall be deemed withdrawn and this Agreement shall not terminate; or

(iii) If a party (A) files or has filed against it a petition in bankruptcy, (B) is adjudicated a bankrupt, (C) becomes insolvent, (D) makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy or insolvency law, (E) suffers any similar or analogous event in consequences of debt, or (F) has a receiver appointed over it or its business, this Agreement shall automatically and immediately terminate without notice of any kind being required, unless the party not impacted under (A) through (E) above notifies the impacted party in writing that it does not wish to so terminate this Agreement.

4. ACCOUNTING; AUDIT.

Each party shall provide the other with detailed accountings with respect to all revenue, costs, expenses, discounts and deductions, as well as copies of all invoices and related documentation, relating to the Leadwill Products and the Leadwill Technology, on at least a calendar quarterly basis during the Term. LifeTech shall have the right, directly or by means of its appointed third parties, to review, inspect and audit Leadwill's books and records relating to the Leadwill Products and the Leadwill Technology upon reasonable, prior written notice, during normal business hours. In the event of a discrepancy of five percent (5%) or greater in LifeTech's favor, Leadwill agrees to pay LifeTech's actual and verifiable audit fees and costs, including reasonable attorneys fees and costs.

5. GENERAL PROVISIONS.

(a) Representations and Warranties. Each party hereby represents and warrants to the other that (a) it has the right and power to enter into this Agreement and to perform its obligations hereunder, (b) no consent or approval of any person or entity is required for the representing party to enter into and perform this Agreement, and (c) this Agreement does not violate or conflict in any material respect with any agreement to which the representing party is a party or any law or regulation to which it is subject.

(b) Each party shall indemnify, defend and hold harmless the other and its subsidiaries, affiliated companies, and its licensees, successors and assigns and each of their respective officers, directors, shareholders and agents, from and against any and all claims, damages, losses, liabilities, obligations, judgments, and/or costs and expenses (including without limitation reasonable outside attorneys' fees and costs) sustained, suffered, paid or incurred by any or all of the above-mentioned parties as a result of, arising from or related to any breach by the breaching party of its warranties, undertakings or obligations under this Agreement.

(c) Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be sent to the attention of the principal at the address stated below by overnight courier or personal delivery. Such notices shall be deemed to be given: (a) if sent by overnight courier, three (3) days after dispatch; and (b) if personally delivered, on the day of delivery.

If to LifeTech:

LifeTech Industries, Inc.
228 Hamilton Avenue, 3rd Floor
Palo Alto, CA 94301 USA
Attn: Mr. Benjamin Chung

If to Leadwill:

Leadwill Corporation
4F, NM1319 Building
5-11 Chigusa-cho
Miyazaki City, 880-0006
Japan
Attn: Mr. Masanobu Nakada

(d) The official language of this Agreement is English and in any controversies or disputes between the parties the English text shall control. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California (but not as to its conflict of law rules), and the state and US federal courts located in Los Angeles County, California shall have exclusive jurisdiction over any and all disputes hereunder. The Parties hereto irrevocably submit to the jurisdiction of such courts and agree to accept service of process by mail at the address set forth above. Notwithstanding the foregoing, LifeTech shall reserve the right to select that, in its sole discretion and upon written notice to Leadwill, the validity, interpretation and legal effect of this Agreement shall be governed by the laws of Japan (but not as to its conflict of law rules), and that the courts located in Tokyo, Japan shall have exclusive jurisdiction over any and all disputes hereunder. The prevailing party is any such dispute shall be entitled to recover its related costs and expenses (including reasonable outside attorneys' fees and costs) incurred by the prevailing party in any action or claim against the breaching party.

(e) It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(f) This Agreement shall supersede and replace all prior or contemporaneous communications (written or oral) between the parties and their representatives relating to the subject matter hereof and may only be modified or amended by a writing signed by the both parties hereto.

(g) This Agreement may be executed in one or more counterparts and may be executed and delivered by facsimile or electronic transmission.

(h) Each party will execute and deliver any additional agreements, documents and instruments and perform any additional acts that may be necessary or appropriate as LifeTech determines to effectuate and perform the provisions of this Agreement and such transactions, including without limitation the agreements set forth in paragraph (E) above. Unless and until such additional agreements, documents and instruments have been executed by both parties, this Agreement shall remain in force and effect as a legally valid and binding agreement between the parties.

ACCEPTED AND AGREED as of the date set forth above.

LIFETECH INDUSTRIES, INC.	LEADWILL CORPORATION
By: Ben Chung	By: 中田雅信
Name: Benjamin Chung	Name: 中田雅信
Its: CEO	Its: 代表取締役社長